Exhibit 99.2

FOR IMMEDIATE RELEASE
May 9, 2011

General Communication, Inc. Announces Its Wholly Owned Subsidiary, GCI, Inc., Commencing Tender Offer and Consent Solicitation for Existing 7.25 Percent Senior Notes Due 2014

Anchorage, Alaska - General Communication, Inc. (Nasdaq: GNCMA) announced today that its wholly owned subsidiary, GCI, Inc. (“GCI”), is commencing a cash tender offer and consent solicitation (the “Offer”) for any and all of its $320,000,000 outstanding principal amount of 7.25 percent Senior Notes due 2014, CUSIP Number 36155WAC0 (collectively, the “Notes”).

The offer is scheduled to expire at 12:00 midnight, New York City time, on June 6, 2011, unless extended or earlier terminated (the “Expiration Date”). The consent solicitation will expire at 5:00 P.M., New York City time, on May 20, 2011 (the “Consent Date”), unless extended or earlier terminated. Holders tendering their Notes under the indenture will be required to consent to certain proposed amendments (the “Proposed Amendments”) to the indenture governing their Notes, which will eliminate substantially all of the restrictive covenants and make other revisions to the indenture. Adoption of the Proposed Amendments requires the consent of holders of at least a majority of the aggregate principal amount of the outstanding Notes under the indenture. Holders may not tender their Notes without delivering consents and may not deliver consents without tendering their Notes.

Holders who validly tender their Notes on or prior to the Consent Date will receive the total consideration of $1,014.58, consisting of (i) the tender price of $1,004.58 and (ii) the consent payment of $10.00, per $1,000 principal amount of Notes (if such notes are accepted for purchase). Holders who validly tender their Notes after the Consent Date but on or prior to the Expiration Date will receive the tender price of $1,004.58 per $1,000 principal amount of Notes (if such notes are accepted for purchase). In either case, Holders who validly tender their Notes also will be paid accrued and unpaid interest up to, but not including, the applicable date of payment for their Notes (if such notes are accepted for purchase).

The Offer is subject to the satisfaction of certain conditions, including receipt by GCI of tenders of Notes representing a majority of the aggregate principal amount of the Notes outstanding under the indenture governing the Notes, consummation of the required financing, as well as other customary conditions. The terms of the Offer are described in GCI’s Offer to Purchase and Consent Solicitation Statement dated May 9, 2011, copies of which may be obtained from D.F. King & Co., Inc.

GCI has engaged Deutsche Bank Securities Inc. (NYSE: DB) to act as dealer manager and solicitation agent in connection with the Offer. Questions regarding the Offer may be directed to Deutsche Bank Securities Inc., Liability Management Group, at 855-287-1922 (US toll free) and 212-250-7527 (collect). Requests for documentation may be directed to D.F. King & Co., Inc., the information agent for the Offer, at 888-886-4425 (US toll-free) and 212-269-5550 (collect).

This announcement is not an offer to purchase, a solicitation of an offer to purchase or a solicitation of a consent with respect to any securities. The Offer is being made solely by the Offer to Purchase and Consent Solicitation Statement dated May 9, 2011.

Forward-Looking Statements

This press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve many risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements, including, without limitation, general market conditions. These forward-looking statements speak only as of the date of this press release, and General Communication, Inc. and GCI expressly disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in their expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based. Please refer to the publicly filed documents of General Communication, Inc. and GCI, including their most recent Forms 10-Q and 10-K for additional information about General Communication, Inc. and GCI and about the risks and uncertainties related to their business which may affect the statements made in this press release.

Contact:

Bruce Broquet,
Vice President, Finance
907-868-6660

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